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                                                                   EXHIBIT 10.24



                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, dated as of this 24th day of December, 1997, between EXOTIC MATERIALS, INC., a California corporation (the "Company"), and Thomas J. Brawley ("Employee");

        1.     Employment.

               The Company employs Employee, and Employee accepts such employment, upon the terms hereinafter set forth. This agreement supersedes all prior arrangements between the Company and Employee.

        2.     Term.

               The term of this agreement shall run until terminated by either party under Paragraph 7.

        3.     Compensation.

               For the services to be rendered by Employee under this agreement, and for the disclosure, assignment, and transfer by Employee to the Company of all proprietary rights of Employee in ideas, designs, techniques, processes, trademarks, inventions, and improvements, as provided in Paragraph 5, the Company shall pay Employee a salary of $165,000 per year, payable bi-weekly, less income tax withholdings and other normal employee deductions in accordance with existing Company policy regarding salaries and benefits. The Board of Directors of the Company shall review Employee's salary on an annual basis on the occasion of the annual organization meeting, and shall increase such salary from the amount determined to be paid during the prior annual period in an amount to be determined in the sole discretion of the Board of Directors. During the term of this agreement, Employee shall also receive such stock options and access to stock purchase



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plans as the Company's Board of Directors shall determine from time to time, and the additional benefits set forth on Exhibit A.

               During the period of his employment, Employee will be reimbursed for reasonable vouchered traveling, subsistence, and other expenses in accordance with existing policy of the Company.

        4.     Duties.

               Employee shall be employed as the President and Chief Executive Officer of the Company, to perform such duties as the Company's Chairman or Board of Directors may direct. After January 5, 1998, Employee shall devote his full productive time, energy, and ability to the Company's business. Without the prior express authorization of the Board of Directors of the Company, Employee shall not, directly or indirectly, during the term of this agreement:

                      (a) Render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise; or

                      (b) Engage in any activity competitive with or adverse to the Company's business or welfare, whether alone, as a partner, or as an officer, director, employee, or holder of more than 10% of the capital stock of any class of any other corporation.

               Notwithstanding the above, the parties acknowledge that Employee may serve as a consultant to Optical Coating Laboratories, Inc., and may undertake any other activity as may be approved by the Company's Board of Directors from time to time.



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        5.     Ownership of Intangibles.

               Employee grants and assigns to the Company and its successor or nominee all of his right, title, and interest in and to any ideas, designs, techniques, processes, trademarks, inventions, and improvements, together with all patents that are pending or that have been issued in the United States and in all foreign countries ("Proprietary Rights"), of whatsoever nature, whether or not within the scope of the Company's business and whether conceived by Employee alone or with others, which Employee at any time heretofore has invented, developed, or improved or caused to be invented, developed, or improved during the course of his employment with the Company. All such Proprietary Rights shall be the sole and exclusive property of the Company and shall remain as such, notwithstanding the subsequent termination of this agreement as hereinafter provided.

               From and after the date hereof, Employee will promptly disclose and assign to the Company all right, title, and interest of Employee in and to any and all ideas, designs, techniques, processes, trademarks, inventions, and improvements, together with all patents that may be issued thereon in the United States and in all foreign countries, if within the scope of the Company's business or relating to any experimental work carried on by the Company or to any problems specifically assigned to Employee, conceived by him alone or with others during the term of this agreement, and whether or not conceived during regular working hours. Employee further agrees to promptly disclose and assign to the Company all right, title, and interest of Employee in and to any such ideas, designs, techniques, processes, trademarks, inventions, and improvements, together with all patents that may be issued thereon in the United States and in all foreign countries, which Employee may invent, develop, or improve, or cause to be invented, developed, or improved, within a period of six (6) months after the termination of Employee's employment with the Company. All such ideas, designs, techniques, processes,



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trademarks, inventions, and improvements shall be the sole and exclusive property of the Company.

               In the event any such aforementioned idea, design, technique, process, invention, or improvement shall be deemed by the Company to be patentable, Employee shall, at the expense of the Company, assist the Company to obtain a patent or patents thereon and execute all documents and do all of the things necessary or proper to obtain patents or letters patent and to vest the Company with full title thereto.

               The word "invent" as herein used includes "make", "discover", "manufacture", or "produce", or any of them, and "invention" includes the phrase "any new or useful original art, machine, methods of manufacture, process, composition of matter, design, or configuration of any kind".

        6.     Unfair Competition.

               In the course of his employment, Employee will have access to confidential records, data, formulae, specifications, customer lists, and secret information owned by the Company and used in the course of its business. During his employment by the Company and thereafter, Employee will not directly or indirectly disclose or use any such information, except for the benefit of the Company and in the course of and within the scope of his employment by the Company. All records, files, drawings, documents, equipment, and the like relating to the Company's business, which Employee shall prepare or use or will come into contact with, shall remain the Company's sole property and shall not be removed from the Company's premises without its written consent.

        7.     Termination.

               Either party shall have the right to terminate this agreement at any time, either with or without advance written notice given by either party to the other, and



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thereafter the Company shall have no further liability or obligation to Employee hereunder. Notwithstanding the above, if the Company terminates Employee without cause on or before the first anniversary of this agreement, the Company shall promptly pay Employee an amount equal to three times Employee's monthly salary at the time of his termination, and, if the Company terminates Employee without cause after the first anniversary of this agreement, the Company shall promptly pay Employee an amount equal to six times Employee's monthly salary at the time of his termination.

        8.     Merger or Reorganization.

               This agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving or resulting corporation, or upon any transfer of all or substantially all the assets of the Company. In the event of any such merger or consolidation or transfer of assets, the provisions of this agreement shall be binding on and shall inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred.

        9.     Non-Assignability.

               The obligations of Employee hereunder are personal and may not be assigned or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment, or transfer.

        10.    Amendment.

               This instrument contains the entire agreement of the parties. It may not be changed orally but only by a written document signed by Employee if it is against Employee whom enforcement of any waiver, change, modification, extension, or discharge is sought and signed by an Officer of the Company pursuant to a resolution of



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the Board of Directors of the Company if it is the Company against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

        11.    General.

               Employee will be required to comply with all of the Company's policies and procedures. In particular, Employee will familiarize himself with and comply with the Company's policies prohibiting unlawful harassment and discrimination and concerning substance abuse.


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        12.    Governing Law.

               This agreement is executed in, and shall be governed by the laws of, the State of California.

        IN WITNESS WHEREOF, the parties have executed this agreement on the date hereinabove set forth.

                                            EXOTIC MATERIALS, INC.

                                            By: /s/ DICK SHARMAN
                                                --------------------------
                                                Dick Sharman
                                                Chairman

                                            EMPLOYEE

                                            /s/ THOMAS J. BRAWLEY
                                            ------------------------------
                                                Thomas J. Brawley



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                                    Exhibit A
                               Additional Benefits

        The Company to provide housing for Employee for a period up to two years from the date of this agreement, and shall pay for or reimburse Employee for moving expenses up to an amount not to exceed 20% of Employee's initial annual salary upon Employee providing receipts in accordance with Company policy.

        The Company will provide Employee with term life insurance with a death benefit equal to twice Employee's annual salary, such amount to be adjusted annually to reflect any changes to Employee's salary level.

        The Company will provide Employee with long-term disability insurance with benefits equal to between 60% and 65% of Employee's annual salary, such amount to be adjusted annually to reflect any changes to Employee's salary level.

        The Company will provide Employee with medical, dental, and vision insurance with benefits equivalent to those provided to the Company's other executive employees.

        The Company will make contributions equal to 50% of Employee's contributions to the Company's 401(k) retirement plan, the Company's contributions not to exceed 4% of Employee's annual salary level during any calendar year.

        Employee will be entitled to vacation under the following schedule:

        2 weeks vacation during each year 1998 through 2001
        3 weeks vacation during each year 2002 through 2006
        4 weeks vacation during the year 2007 and each year thereafter